CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated November 12, 1996, except for Note 9, as to which the date is February 4, 1997, (Specialty Care Network, Inc.), July 12, 1996 (Reconstructive Orthopaedic Associates, Inc.), August 28, 1996 (Princeton Orthopaedic Associates, P.A.), October 15, 1996 (Tallahassee Orthopedic Clinic, Inc.), October 11, 1996 (Greater Chesapeake Orthopaedic Associates, LLC) and August 20, 1996 (Vero Orthopaedics, P.A.) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-17627) and related Prospectus of Specialty
Care Network, Inc. for the registration of 3,198,062 shares of its common stock.



                                        /s/ Ernst & Young LLP
                                            -----------------
                                            ERNST & YOUNG LLP

Denver, Colorado
February 4, 1997